Exhibit 99.1

Watsco Reports 2007 Second Quarter Results In-Line with Recent Guidance

Cash Flow Strong, Quarterly Dividend Rate Boosted 21% to 40 Cents Per Share

COCONUT GROVE, FL — (BUSINESS WIRE) – July 24, 2007 — Watsco, Inc. (NYSE:WSO) today reported its results for the second quarter and six months ended June 30, 2007.

Earnings per share from continuing operations for the second quarter was 88 cents per diluted share versus $1.03 last year. Net income from continuing operations was $24.4 million compared to $28.7 million during the same period in 2006. Revenues declined 7% to $471 million and operating income was $39.5 million versus $47.0 million last year and includes the impact of 23 locations opened or acquired during the last 12 months, which added sales of $11 million during the quarter. Selling, general & administrative expenses declined 5% during the quarter and, excluding the effects of the new locations, declined 8%. Net interest expense decreased 65% reflecting lower average daily borrowings. These results are in-line with guidance provided in an announcement on July 20, 2007.

2007’s second quarter performance follows record performance in 2006, which included seasonably better weather for the sale of replacement air conditioners, especially in the Company’s largest markets in Florida, Texas and California, sales opportunities generated during last year’s 13 SEER product transition and stronger sales and selling margins to the new housing market.

Earnings per share from continuing operations for the first half of 2007 was $1.27 cents per diluted share on net income of $35.4 million versus earnings per share from continuing operations of $1.49 on net income of $41.8 million in 2006. Revenues during the six-months declined 6% to $842 million and operating income was $57.5 million versus $68.9 million last year. New branches added $21 million of revenues during the first half of 2007. Selling, general & administrative expenses declined 2% during the period and, excluding the effects of the new locations, declined 6%. Net interest expense decreased 56% reflecting lower average daily borrowings.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer, stated: “As previously reported, the combination of a tough year-ago comparison, hotter summer weather a year ago in key markets and a softer new housing market had an impact on our first half results. From a long-term perspective, our results for this period rank second to last year’s blockbuster results and include investments in new branches that should provide meaningful revenue and earnings opportunities in the future. We continue to offer a rich mix of higher-efficiency and indoor air quality products to provide our customers the opportunity to upgrade existing systems to higher-efficiency systems that are beneficial to homeowners and the environment.”

During the first half of 2007, Watsco generated $26 million of operating cash flow from continuing operations versus a use of $19 million from continuing operations during the same period of 2006, a swing of $45 million. Over the last 12 months, operating cash flow from continuing operations was approximately $114 million. The Company’s debt-to-total capitalization ratio improved to 5%. As mentioned above, the Watsco network has expanded by 23 locations over the last 12 months, with a working capital investment related to these network expansion activities of $18 million as of June 30, 2007.

Watsco has paid cash dividends every quarter for over 30 years, and more recently has established a consistent track record of paying increasing dividends. In July 2007, Watsco’s Board of Directors approved a 21% increase in the quarterly dividend rate to 40 cents per share from 33 cents per share, which will be reflected in the Company’s next regular dividend declaration in October 2007.

Mr. Nahmad added, “We are pleased with the unprecedented record level of cash flow generated during the first half of the year and that our shareholders can participate directly through increasing dividends. In addition to our recently commenced tender offer to acquire ACR Group, Inc., we are actively seeking other acquisitions, product opportunities and considering additional new locations to take advantage of our terrific financial position.”

Watsco and ACR announced on July 5, 2007 that a definitive merger agreement was executed under which Watsco is seeking to acquire ACR’s outstanding common stock in a cash tender offer for $6.75 per share. As disclosed in its SEC’s filings, ACR had sales of $240 million during its most recent fiscal year operating from 54 locations in 10 states. On July 9, 2007, ACR’s shareholders were sent an Offer to Purchase for Cash, commencing the tender offer. The expiration time of the tender offer is August 3, 2007 at 12:00 midnight, New York City Time. The transaction is conditioned upon the number of tendered ACR shares and the shares purchased from ACR’s executive officers under sale and support agreements being at least 66 2/3% of ACR’s outstanding shares, regulatory approvals and other customary closing requirements and is expected to close during August 2007.

During June 2007, Watsco’s Board of Directors approved and the Company executed a stock purchase agreement to sell its non-core staffing unit, Dunhill Staffing Systems, Inc., to ATS Group LLC. The transaction closed on July 19, 2007. A loss of 6 cents per diluted share attributable to Dunhill was reported in the second quarter as discontinued operations. The divestiture of Dunhill will not have a material impact on the Company’s financial position or results of operations.

Conference Call

Watsco is hosting a conference call to discuss its 2007 second quarter earnings results today at 10:00 a.m. (EDT). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s web site. For those unable to connect to the Internet, you may listen via telephone. The dial-in number is (877) 391-0532. Please call five to ten minutes prior to the scheduled start-time as the number of telephone connections is limited.

There are an estimated 120 million single-family homes in the United States, most of which have central air conditioning and heating systems. Eventually, these systems wear out and require repair or replacement. Watsco’s strategy provides the products, support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry, currently operating 385 locations serving over 40,000 customers in 32 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six-Months Ended June 30,
	2007	2006(1)	2007	2006(1)
Revenues	$471,110	$504,796	$841,791	$892,336
Cost of sales	351,518	373,784	626,886	662,483

Gross profit	119,592	131,012	214,905	229,853

Gross profit margin	25.4%	26.0%	25.5%	25.8%

SG&A expenses	80,084	83,963	157,384	160,916

Operating income	39,508	47,049	57,521	68,937

Operating margin	8.4%	9.3%	6.8%	7.7%

Interest expense, net	390	1,120	839	1,920
Income from continuing operations before income taxes	39,118	45,929	56,682	67,017
Income taxes	14,670	17,252	21,256	25,265

Net income from continuing operations	24,448	28,677	35,426	41,752
(Loss) income from discontinued operations, net of income taxes	(1,598)	71	(1,762)	43

Net income	$22,850	$28,748	$33,664	$41,795

Basic net income (loss) per share for Common and Class B common stock (2):
Net income from continuing operations	$0.93	$1.10	$1.35	$1.60
Net loss from discontinued operations	(0.06)	0.00	(0.07)	0.00

Net income	$0.87	$1.10	$1.28	$1.60

Diluted net income (loss) per share for Common and Class B common stock (2):
Net income from continuing operations	$0.88	$1.03	$1.27	$1.49
Net loss from discontinued operations	(0.06)	0.00	(0.06)	0.00

Net income	$0.82	$1.03	$1.21	$1.50

Weighted average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	26,336	26,186	26,270	26,154
Diluted	27,939	27,891	27,866	27,937

(1) 2006 historical amounts have been reclassified to reflect the Company’s staffing unit as a discontinued operation consistent with the 2007 presentation.

(2) Earnings per Common and Class B common share are calculated on an individual basis and, because of rounding, the summation of earnings from continuing operations and earnings from discontinued operations may not equal the amount calculated for earnings as a whole.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Cash and cash equivalents	$40,363	$33,800
Accounts receivable, net	206,861	177,646
Inventories	321,632	291,024
Other	8,784	11,635
Net assets of discontinued operations	4,725	6,945

Total current assets	582,365	521,050
Property and equipment, net	20,908	21,211
Other	167,723	168,107

Total assets	$770,996	$710,368

Accounts payable and accrued expenses	$186,280	$145,104
Current portion of long-term obligations	83	10,084

Total current liabilities	186,363	155,188
Borrowings under revolving credit agreement	30,000	30,000
Deferred income taxes and other liabilities	11,285	8,794

Total liabilities	227,648	193,982
Shareholders’ equity	543,348	516,386

Total liabilities and shareholders’ equity	$770,996	$710,368

Note: Certain reclassifications have been made to the prior period condensed consolidated balance sheet to conform to the current period presentation.